CIMPRESS
Q4 & Fiscal Year 2016 Earnings Presentation Script
July 27, 2016

This script is intended to be read together with Cimpress’ presentation dated July 27, 2016 entitled “Q4 & Fiscal Year 2016 Earnings presentation, commentary and financial results supplement.” The slide numbers below refer to the slides in such presentation.

Slide 1
This document is Cimpress’ fourth quarter and fiscal year 2016 earnings commentary. This document contains slides and accompanying comments in the “notes” section below each slide.

Slide 2
Please read the above safe harbor statement. Additionally, a detailed reconciliation of GAAP and non-GAAP measures is posted in the appendix of the Q4 and fiscal 2016 earnings presentation that accompanies these remarks.

Slide 3
This presentation is organized into the categories shown on the left hand side of this slide.

Robert Keane, CEO, and Sean Quinn, CFO, will host a live question and answer conference call tomorrow, July 28th at 7:30 a.m. U.S. Eastern daylight time which you can access through a link at ir.cimpress.com.

Slide 4
As a reminder and as context for the initiatives and examples discussed in the remainder of this presentation, Cimpress' uppermost priorities are described above. Extending our history of success into the next decade and beyond, in line with these top-level priorities, is important to us. Even as we report results on a quarterly basis it is important for investors to understand that we manage to a much longer-term time horizon and that we explicitly forgo short-term actions and metrics except to the extent those short-term actions and metrics support our long-term goals.

Slide 5
We delivered another year of strong revenue growth, due to organic growth and acquisitions. Our compound annual growth rate from our IPO in fiscal 2006 to 2016 was 28%. Our GAAP net income was down in fiscal 2016, heavily influenced by impairment charges, incremental interest expense and planned increases to investments that take longer than 12 months to pay back. This was partially offset by improvements in the underlying profitability of our business and currency and other gains in Other income (expense).

Our long history of the organic portion of our revenue growth reflects our success to date in disrupting markets via mass customization. As proud as we are of this track record, we continue to believe we are in the early stages of this market transformation, and our overall revenue share is small compared to the large, hyper-fragmented global market for mass customized products.

Slide 6
In fiscal year 2016 free cash flow declined slightly compared to the prior year, though operating cash flow increased year over year. We don't target consistent growth in this measure from one year to the next due to our prioritization of intrinsic value per share and our resulting capital allocation into organic investment areas. That being said, we are pleased with our overall trend of growing operating and free cash flows over the past decade.

The chart on the right shows our weighted average shares outstanding (GAAP). As we have added to the value of the company since our IPO in September 2005, we have also reduced our share count, enhancing the intrinsic value per share even more.

For more information about how we view the importance of these measures, please see our letter to investors of July 27, 2016.

Slide 7

Total revenue for the fourth quarter was $479.2 million, reflecting a 26% increase year over year in USD and in constant currencies. Excluding the revenue from the addition of our acquisitions in the past 4 quarters (i.e. Alcione, Exagroup, druck.at, Easyflyer, Tradeprint and WIRmachenDRUCK), constant-currency revenue growth was 11%.

Our Q4 GAAP operating income was up slightly year over year, as the benefits of increased profits in our Vistaprint and Upload and Print business units, the addition of profits from companies we acquired in the last year, the non-recurrence of expenses related to restructuring activities, and the treatment of a new leased facility similar to a capital lease more than offset a reduction in profits from the wind-down of contracts with certain partners, a reduction in profits from the Q4 FY15 release of previously deferred revenue from group buying activities, planned increased investments in our Most of World and Corporate Solutions businesses, product expansion, the mass customization platform, post-merger integration, and Vistaprint business unit technology, as well as increased expense from the amortization of intangible assets. Our Q4 adjusted NOPAT was influenced by many of the same trends in operating income but declined slightly year over year. The benefits of the treatment of the leased facility and the restructuring charges do not help the adjusted NOPAT results.

For the full year, our operating income declined predominantly due to previously described impairment charges. Adjusted NOPAT grew for the full year as our underlying profit growth was higher than investment spend.

Please see additional detail later in this presentation for all the drivers of our GAAP operating and net income.

Slide 8
For our Vistaprint business unit, this quarter we continued our multi-year effort to reposition the value proposition of that brand beyond its previous focus on the most price- and discount-sensitive customers (a market segment we refer to as "price primary") toward micro-businesses that seek a variety of value drivers such as quality, reliability, pricing transparency and broader selection (a market segment we refer to as "higher expectations").

•	For the full year, Vistaprint business unit revenue grew 10% in constant-currency terms and 6% in reported terms year over year.

•
For the fourth quarter, Vistaprint business unit revenue grew 12% in constant-currency terms and 11% in reported terms year over year. Vistaprint's growth accelerated in the fourth quarter relative to last quarter across all major markets, including in European markets.

•
As you can see from the first chart above, repeat bookings as a percent of total bookings has been slowly but steadily increasing. On a constant-currency basis, repeat bookings continued to grow at double-digit rates. We attribute this trend to a combination of our efforts to improve our customer value proposition and retention, as well as changes we made during that period to de-emphasize deep-discount offers that had previously cast a wide customer acquisition net for relatively low-value customers. New customer bookings grew again at single-digit rates, as first order revenue continues to grow, and for the first time in 3 years, our new customer count grew year over year.

•
This quarter the Vistaprint business unit saw continued traction in gross profit per customer as we continue to acquire higher-value customers and our repeat rates improve. We also continue to see stable to improving customer loyalty scores.

•
Vistaprint is executing well in our focus product areas. Signage, marketing materials, promotional products and apparel continue to grow faster than our average Vistaprint business unit growth. Full year Columbus revenue for the Vistaprint brand was $20 million, in line with our plans at the beginning of the year.

We conclude from the combination of these trends that the Vistaprint business unit continues to strengthen as a result of the many changes and investments we have made over the past several years. We are optimistic about the progress we're making toward our aspiration of returning the Vistaprint business unit to double-digit revenue growth, which we achieved the last two quarters. However, we expect growth rates to fluctuate as we continue to make further investments that we believe will improve the value proposition to Vistaprint customers, often at the expense of higher near-term revenue and profit.

One such investment is the previously described shipping price reductions. To date, we have rolled out such reductions in the UK market, and we have tested shipping price cuts in the U.S., France and Germany. Our roll out in France and Germany began this July (in FY 2017) and we are testing in the US market in preparation for the roll out there. We have decided to roll out these changes in most markets, including our largest markets, over the coming quarters because we believe they will materially improve customer satisfaction and conversion rates. The shipping price changes and tests to date have hurt near-term revenue growth and profits in Q3 and Q4 FY 2016

(profit impact was roughly $3 million), and are likely to do so to a greater degree in fiscal 2017 - we estimate an investment in FY17 of roughly $20 million measured both as free cash flow and as the reduction to operating profit.

Vistaprint advertising spend as a percent of revenue declined slightly year over year for the fourth quarter. During the fourth quarter, we invested more in advertising particularly in Europe, which we believe contributed to our improved growth there this quarter. For the full year, Vistaprint advertising as a percent of revenue declined due to higher efficiencies from stronger repeat revenue performance, as well as typical fluctuations in ad spend.

Slide 9
Our Upload and Print business units segment performed well during the year and fourth quarter.

•
For the full year, revenue in this segment grew 27% in constant currencies excluding acquisitions for all periods for which there was not a full year-over-year comparison. Inclusive of M&A in the past year, segment revenue grew 120% in reported terms and 127% in constant currencies.

•
For the fourth quarter, revenue in this segment grew 21% in constant currencies excluding acquisitions from the past year. Inclusive of all M&A, segment revenue grew 94% in reported terms and 92% in constant currencies. The organic year-over-year constant currency growth rate declined sequentially off a difficult comp of 34% constant currency organic growth in the fourth quarter of 2015. As a reminder, we closed the acquisitions of Exagroup, druck.at and Easyflyer in the middle of the fourth quarter of fiscal year 2015, so these businesses are not yet included in the organic upload and print revenue trend. The weighted constant-currency growth across the full portfolio of Upload and Print businesses (i.e., if we had owned all these businesses for more than a year) is similar to the fourth quarter constant-currency organic growth for this segment.

Please note that the growth rates of the various upload and print businesses vary significantly, and we also expect the growth of some of the faster-growing businesses to fluctuate and moderate over time. Additionally, there is some intercompany revenue between a few of the upload and print businesses that had been recorded as revenue prior to their acquisition by Cimpress but, now that we own them, is not recorded as consolidated Cimpress revenue. This suppresses revenue growth in the first year of ownership.

The fourth quarter was our first full quarter of results for the WIRmachenDRUCK acquisition, which closed in February.

Slide 10
Our All Other business units segment includes our Albumprinter business unit, Most of World business units in Japan, India, Brazil and China, and our newly created Corporate Solutions business unit, which is focused on partnerships with third-party merchants.

For the full year, revenue for this segment grew 2% in constant currencies, but declined 6% in reported terms. For the fourth quarter, segment revenue declined 8% in both reported and constant currencies. The Most of World business units continue to grow faster than other parts of this segment, but are small relative to the size of the other components of this segment. Our objective in Most of World remains the same: to build foundations that we expect to help us build for the long term in these large but complicated and heterogeneous markets; therefore we continue to operate at a significant operating loss as previously described.

Additionally as described previously, two meaningful partnerships wound down this year (one in our Corporate Solutions business and one in our Albumprinter business), driving the year-over-year revenue decline in this segment, which was most notable in the fourth quarter. Albumprinter's direct-to-consumer business continues to grow.

Finally, in June, we completed the transition of production for FotoKnudsen to our Albumprinter facility in the Netherlands. This planned integration should drive cost savings in fiscal year 2017 and beyond.

Slide 11
Our mass customization platform (MCP) team continues to ramp their multi-year investment in building a software-integrated supply chain and manufacturing operational platform that drives scale-based competitive advantages in terms of:

•	Selection (the breadth and depth of delivery speed options, substrate choices, product formats, special finishes, etc. which we offer to our customers)

•	Conformance (the degree to which we deliver products to customers as specified, on time)

•	Cost (reducing the cost of delivering any given selection, in conformance with specification)

Throughout fiscal year 2016, this team supported post-merger integration efforts for recent acquisitions, drove cost synergies in procurement, product introductions, and an expanded and improved promotional products and apparel offering. We continue to work toward a future state in which multiple brands can offer a broad selection of products to their customers by connecting to our mass customization platform over time. We remain early in the journey toward our vision for MCP, but we are encouraged by the steady progress we are making. We will discuss in more detail our recent MCP accomplishments and plans for fiscal year 2017 at our August 10, 2016 investor day.

Slide 12
Please note the following in regard to adjusted Net Operating Profit (NOP) by segment:

•
Year-over-year currency fluctuations have an impact on these numbers, especially since we do not allocate the gains from hedging contracts to the segment level like we do for consolidated adjusted NOPAT.

•
The cost for many activities that are managed by our corporate or MCP teams are as such classified as corporate and MCP expenses but are nonetheless necessary for the operation of the Vistaprint business unit. This is because historically we operated the merchant, fulfiller and corporate functions as an integrated business. Some similar allocation costs exist in other segments, but to a much lesser extent. As such, adjusted NOP margins from the Vistaprint business unit cannot be validly compared across segments other than in a broad directional sense. In fiscal 2017, we plan to improve the cross-segment comparability of these numbers, which will have the effect of reducing the reported profitability of the Vistaprint business unit.

The performance of each segment was broadly in line with our expectations on both a quarterly and year-to-date basis.

Q4 Adjusted Net Operating Profit by segment is as follows:

•
Vistaprint business unit: up by $12.0 million year over year primarily due to revenue growth, advertising efficiencies and other operating expense leverage, partially offset by increased technology investments and a net year-over-year headwind related to the release of previously deferred group buying revenue. Adjusted NOP margin increased from 27% to 28% year over year.

•
Upload and Print business units: up by $6.0 million year over year due to the addition of profits from newly acquired businesses, as well as improved profits from earlier acquisitions, partially offset by increased investments in technology and marketing where we expect to continue to invest in fiscal 2017. Adjusted NOP margin decreased from 15% to 12% year over year, as newer acquisitions have lower NOP margins than earlier upload and print acquisitions, and we are making investments which we believe will help these business units drive growth and improve their ability to scale.

•
All Other business units: down by $9.7 million year over year due primarily to a year-over-year reduction of certain partner profits of approximately $5 million for the quarter, as well as increased investments in Corporate Solutions and MoW. Adjusted NOP margin declined from (3)% to (39)% year over year.

Q4 corporate and mass customization platform expenses were up by $5.5 million year over year, primarily due to planned increases in engineering resources and product expansion. As a percent of revenue, we showed some leverage in these expenses in Q4.

For the full year, Adjusted NOP by segment was:

•
Vistaprint business unit: up by $26.9 million year over year primarily due to revenue growth, advertising efficiencies and other operating expense leverage. This was partially offset by a negative year-over-year impact from currency movements. Adjusted NOP margin increased from 28% to 29% year over year.

•
Upload and Print business units: up by $34.4 million year over year due to the addition of profits from newly acquired businesses and increased profits from Pixartprinting and Printdeal. Adjusted NOP margin increased from 13% to 14% year over year.

•
All Other business units: down by $18.1 million year over year due primarily to increased investments in Corporate Solutions and MoW, and a reduction of certain partner profits of approximately $6 million for the year. Adjusted NOP margin declined from 6% to (6)% year over year.

Full year corporate and mass customization platform expenses were up by $19.7 million year over year, primarily due to planned increases in software and manufacturing engineering resources and product expansion. As a percent of revenue, we showed some leverage in these expenses in fiscal 2016.

Slide 13
One year ago, Robert Keane wrote a letter to investors describing how we allocate capital, as well as a new approach to investor reporting and guidance. Today we published a new letter reporting our fiscal year 2016 investment spend and describing planned spending for 2017. We strongly encourage you to read this letter. It provides a clear view into our strategy to achieve our long-term objectives to be the world leader in mass customization and to maximize intrinsic value per share. It includes some detail that is not part of this earnings presentation or our earnings press release. A significant part of our upcoming investor day on August 10, 2016 will be spent reviewing these investments as well.

Slide 14
No notes here - transition slide

Slide 15
The quarterly trends for reported revenue, constant-currency revenue growth, and constant-currency growth excluding recent acquisitions are illustrated above. We are pleased with this performance, which reflects a strengthening Vistaprint business and continued growth in our Upload and Print, Albumprinter and Most of World businesses.

Slide 16
On a reported basis, the consolidated two-year stacked growth was 39% for the total of Q4 FY15 and Q4 FY16 versus approximately 34% for Q4 FY14 and Q4 FY15, influenced heavily by the timing of acquisitions. The stacked growth rate for constant-currency organic revenue of Q4 FY15 plus Q4 FY16 was approximately 24% versus approximately 17% for the total of Q4 FY14 and Q4 FY15. The trend in this number over time is encouraging to us as we believe it is a reflection of improving returns on past investments in our business.

Slide 17
The quarterly trends for various measures of income and profit are illustrated above. As we have described, adjusted NOPAT is the measure that management uses to assess our near-term financial performance relative to near-term budgets.

For the full year, GAAP operating income was down year over year primarily due to impairment charges previously described, increased amortization expense for acquisitions in FY 2016 and the full year impact of acquisitions from FY 2015, and increased long-term investments. These were partially offset by improved profitability in our Vistaprint and Upload and Print segments and decreased earn-out related charges from M&A.

For the fourth quarter, GAAP operating income was up slightly year over year with many of the same drivers, the most material of which were improved profitability in our Vistaprint and Upload and Print segments including new acquisitions, largely offset by increased amortization expense, increased long-term investments, and the wind down of partner relationships (~$5 million). The year-over-year comparison is also impacted by the $4.0 million of previously deferred revenue related to group buying that we recognized in Q4 FY15, which flows through to operating income.

As a result of the combination of the above trends and differences between operating income and adjusted NOPAT, the profit trend for our adjusted NOPAT results was up for the full year and down slightly for the fourth quarter of 2016.

Adjusted NOPAT is also burdened with the full expense of one of our leased facilities, which is partially recorded in our interest expense in our GAAP results. Additionally, cash taxes attributable to the current period increased year-over-year.

In the year and the quarter, the following below-the-line non-operational items also influenced our GAAP net income:

•	Our "Other income (expense), net" was a net gain of about $26.1 million for the full year and $18.2 million for the quarter.

◦
In Q4 we recognized a net gain of $0.8 million within Other income (expense) from an insurance settlement related to a previously discussed fire that occurred at our Venlo, Netherlands production facility during the first quarter of fiscal 2016. For the full year we recognized a gain of $3.9 million in Other income (expense) related to the insurance proceeds from the fire. Note that for the full year, the majority of the losses incurred (negative impact to revenue, gross margin and operating expense) were recovered during the year, with the last payment in Q4 FY16. Of the total recovery of $11.9 million for the year, $8.0 million was recognized in COGS and operating expense, with the remaining $3.9 million booked to Other income.

◦
The remainder of the net gains within Other income (expense) for the year and the quarter were primarily currency related. Please see the next slide for a detailed explanation of the underlying currency drivers.

•	Total interest expense was $38.2 million for the year and $9.8 million in the quarter.

◦
The accounting treatment of our new leased office facility in Massachusetts results in a portion of the lease payments flowing through our interest expense line. These expenses replace those of the lease from our former leased facility at a similar total expense, but the former lease was 100% booked in operating expenses. The new lease payments started in September 2015. The full year 2016 cost in the interest expense line was $6.3 million, and the cost in Q4 was $2.0 million. We include this lease-related interest expense in our adjusted NOPAT calculation.

◦
The remaining portion of interest expense of $31.9 million for the full year and $7.8 million in the quarter is primarily related to our Senior Unsecured Notes and borrowings under our credit facility.

Slide 18
Below is additional color on the impact of currency movements on our P&L this quarter.

First, the currency impacts that affect both GAAP results and adjusted NOPAT:

•
Our year-over-year revenue growth rate expressed in USD was negatively impacted by about 400 basis points for the full year. There was a negligible impact to revenue for the fourth quarter. Our largest currency exposure for revenue is the Euro.

•	However, there are many natural expense offsets in our business, and therefore the net currency exposure of the Euro to our bottom line is less pronounced than it is for revenue.

•
For currencies where we do have a net exposure because revenue and certain costs are not well matched, we execute currency forward contracts. Realized gains or losses from these hedges are recorded in Other income (expense), net and offset the impact of currency elsewhere in our P&L. The realized gain on hedging contracts was $5.9 million for the full year and $0.8 million for the fourth quarter.

Second, the currency impacts that further impact our GAAP results but that are excluded from our adjusted NOPAT are:

•
Other net currency gains of $16.2 million for the quarter and $15.0 million for the full year primarily related to unrealized gains on cash flow currency hedges and intercompany loans. The majority of this is due to the sudden move of the Great British Pound (GBP) subsequent to the Brexit vote in June.

Since the Brexit vote, we have received questions from investors about our GBP exposure. The GBP is one of our larger net currency exposures, as we have more revenue than costs in GBP (many of the production costs for products shipped to the UK are in Euros). As a result of exposures like this, we have a currency hedging program that includes averaging into rates with a layering strategy over a rolling 15-18 month period and therefore we have good visibility to our fiscal 2017 currency rates and part of FY18 based on our estimated exposures. Over the long term we will eventually have to deal with any structural currency changes if they persist.

Our overall objective is to hedge EBITDA exposures, not net income, to protect our debt covenants. We also don't try to hedge 100% of our forecast exposure, since we know forecasts can be imprecise. So, we would still expect some volatility, but certainly to a lesser degree than if we were unhedged.

Additionally, we used GBP debt as a net investment hedge for our July 2015 Tradeprint acquisition and have net investment hedges creating synthetic Euro debt for our 2015/2016 Euro-based acquisitions in order to protect the deal economics at the time of acquisition.

Slide 19
Cash and cash equivalents were approximately $77.4 million as of June 30, 2016.

For the full year, we generated $247.4 million in cash from operations, compared with $242.0 million in fiscal 2015 due to increased profitability in our business excluding acquisitions in the trailing twelve months and the combined benefit of the acquisitions, partially offset by increased investments in strategic growth initiatives. Free cash flow was $152.4 million for FY 2016 compared to $156.7 million for FY 2015 due to increased investments, cash interest expense related to our credit facility, Senior Unsecured Notes and other debt ($22.8 million higher in FY16), capex ($4.6 million higher in FY16) and capitalized software expense ($9.0 million higher in FY16) related to our strategic growth initiatives, partially offset by improved underlying profits in the business and the addition of profits from acquired businesses.

For the fourth quarter, we generated $52.1 million in cash from operations, compared with $46.9 million in the fourth quarter of fiscal 2015. Free cash flow was $34.8 million in the fourth quarter compared to $23.2 million in the same period a year ago. The year-over-year increase in operating cash flow was primarily due to increased profitability in our Vistaprint and Upload and Print business units, and the addition of WIRmachenDRUCK profits, partially offset by planned increases in organic investments (operating expense). The free cash flow increase was additionally influenced by $7.9 million of lower capex spending in Q4 FY2016 compared to Q4 FY2015, and $3.3 million of additional capitalized software costs.

Please note that we recently adopted the new share-based compensation accounting standard, Accounting Standards Update (ASU) 2016-09 and elected to apply the amendment related to the presentation of excess tax benefits on the consolidated statement of cash flows on a retrospective basis. We have updated our previously disclosed cash flows to reflect an increase to net cash provided by operating activities and a corresponding decrease to net cash provided by financing activities.

On a trailing twelve-month basis, adjusted return on invested capital (ROIC) as of June 30, 2016 decreased versus the year-ago TTM period due to additional debt from our acquisition of WIRmachenDRUCK mid-way through Q3 FY16 and increased investment levels weighing on adjusted NOPAT as described later in these materials. TTM adjusted ROIC was approximately 16%. The GAAP operating measures which we use as a basis to calculate ROIC are total debt and operating income. The year-over-year trend in total debt was up and operating income was down.

Slide 20
We provide commentary on EBITDA for our debt investors. Please note that we do not manage our overall business performance to EBITDA; however, we actively monitor it for purposes of ensuring compliance with debt covenants.

Based on our debt covenant definitions, our total leverage ratio (which is debt to trailing twelve month EBITDA) was 2.50 as of June 30, 2016, and our senior secured leverage ratio (which is senior secured debt to trailing twelve month EBITDA) was 1.49. Our debt covenants give pro forma effect for acquired businesses that closed within the trailing twelve month period ending June 30, 2016.

When including all acquired company EBITDA only as of the dates of acquisition, our adjusted EBITDA for Q4 FY2016 was $58.9 million, up 17% from Q4 FY2015 and our full year FY 2016 adjusted EBITDA was $282.4 million, up 17% from FY 2015. This compares to the trends in operating income discussed on slide 17 (Q4 2016 operating income up slightly year over year and FY 2016 operating income down year over year). In addition to the exclusion of depreciation and amortization (including acquisition-related amortization of intangible assets) which was up significantly year over year, these EBITDA metrics exclude the goodwill and other impairment charges that are included in our GAAP operating income.

During the quarter, we did not repurchase any Cimpress shares. During the full year, we repurchased about 2.2 million Cimpress shares for $153.5 million inclusive of transaction costs, an average price per share of $71.06.

We have various covenants that prevent us from borrowing up to the maximum size of the credit facility as of June 30, 2016.

Purchases of our ordinary shares, payments of dividends, and corporate acquisitions and dispositions are subject to more restrictive consolidated leverage ratio thresholds than our financial covenants when calculated on a pro forma basis in certain scenarios. Also, regardless of our leverage ratio, the credit agreement limits the amount of purchases of our ordinary shares, payments of dividends, corporate acquisitions and dispositions, investments in joint ventures or minority interests, and consolidated capital expenditures that we may make. These limitations can include annual limits that vary from year-to-year and aggregate limits over the term of the credit facility. Therefore, our ability to make desired investments may be limited during the term of our credit facility.

We are currently in compliance with all of our debt covenants. Key financial covenants pertaining to our senior secured credit facility are:

-	Total leverage ratio not to exceed 4.5x TTM EBITDA

-	Senior leverage ratio not to exceed 3.25x TTM EBITDA

-	Interest coverage ratio of at least 3.0x TTM EBITDA

Slide 21
No notes here - transition slide

Slide 22

As described in our letter to investors published on ir.cimpress.com today, our general view regarding potential organic constant currency revenue growth is as follows:

•
Our Vistaprint business unit grew by 10% for fiscal year 2016 on an organic constant-currency basis, an acceleration from single-digit growth in the prior two fiscal years. We are increasingly confident in our eventual ability to consistently grow this business unit at low double-digit rates in the future, which was the case for the two most recent quarters. However, for the near-term we believe Vistaprint organic constant-currency growth will be constrained by our previously discussed plans to reduce shipping prices, which we expect to offset otherwise positive revenue growth trends by about 100 basis points in fiscal year 2017, net of estimated benefits of improved customer satisfaction related to the changes.

•
For our Upload and Print reporting segment, constant-currency revenue growth was 27% in fiscal year 2016 on an organic basis (reported growth was 120% for fiscal year 2016, heavily influenced by the timing of acquisitions). The organic growth rates of the various business units within this segment vary significantly. We expect the growth of some of the faster-growing businesses to moderate over time and in fiscal year 2017 organic growth will begin to include other acquired businesses in this portfolio, some of which have slower growth rates. As such, we do not expect the constant-currency growth of this segment to stay at fiscal year 2016 levels but we remain confident of continued double-digit growth for these business units for the foreseeable future.

•
The All Other business units segment growth rates are expected to be suppressed in the near-term as significant partner contracts in both our Albumprinter and Corporate Solutions business units ended in fiscal year 2016 and our fast-growing MoW business units remain relatively small. Longer-term, we believe we have the potential for significant growth in this segment.

We are not targeting any specific revenue growth rates for any particular quarter or year. We do not project or provide commentary on our outlook for reported revenue growth because we cannot control currency movements or know when potential M&A activity may influence these numbers.

Slide 23

This slide is a summary of the forward-looking investment commentary that is in our letter to shareholders of July 27, 2016, which investors can find at ir.cimpress.com and which we strongly encourage all investors to read. In that letter, we include additional detail on the investments that add up to the numbers below. We also plan to discuss the subjects in that letter during our investor day meeting and webcast.

Our capital allocation approach remains unchanged. We constantly search for value-creating opportunities to increase our intrinsic value per share. If we find good opportunities, and believe we can execute successfully against them taking management bandwidth and debt constraints into consideration, we fund such investments.

In FY 2017, we are making investments in the two categories:

•
"Major Organic Long-Term Investments", including investments in our Most of World business, product selection expansion in soft goods, apparel and promotional products ("Columbus"), investments in our mass customization platform, and our Corporate Solutions business.

◦	Our FY 2016 investments in this category were approximately $102 million as a reduction to GAAP operating income and adjusted NOP, and $114 million as a reduction to free cash flow.

◦
In FY 2017, we plan to invest approximately $100 million as a reduction to GAAP operating income and adjusted NOP, and $110 million as a reduction to free cash flow. This slight decline is due to offsetting factors: reduced net investment in our Most of World Business and Columbus offering as revenue is expected to grow faster than the investments, and an increased planned investment in our mass customization platform as FY 2017 is a year in which we expect to make significant progress in ensuring our ability to fulfill the vast majority of orders from our various brands via the platform by the end of the year.

•
"Diverse Other Long-Term Organic Investments" in our business that we believe have a payback of greater than 12 months. This category includes, among other amounts, short-term losses from advertising expenses with longer payback periods, technology projects other than the mass customization project, the expansion of product selection, the previously described Vistaprint shipping price reductions, and capital expenditures for volume growth.

◦	Our 2016 investments in this category were approximately $146 million as a reduction to GAAP operating income and adjusted NOP, and $176 million as a reduction to free cash flow.

◦
In 2017, we plan to invest approximately $215 million when measured as a reduction to GAAP operating income and adjusted NOP, and $250 million when measured as a reduction to free cash flow. This represents an increase of roughly 40% - 50% for these measures. This significant investment growth is a reflection of our momentum and optimism that we can capitalize on the large market opportunity for mass customization.

Many of our investments begin to return cash in the same fiscal year as their initial investment so, where practical from an accounting perspective, the investment figures provided above represent our net investment, not the gross investment. Note that the numbers in the table above are rounded estimates. Please note the expected investment figures for FY 2017 are not tax effected.

Slide 24

Additionally, we believe the following forward-looking commentary will be helpful to investors when thinking about our future prospects and how to model our business in FY 2017 and for the foreseeable future:

•
We will recognize the full year impact of our recent acquisition of WIRmachenDRUCK versus five months of results in 2016. WIRmachenDRUCK should add to our revenue, GAAP operating income, free cash flow and adjusted NOPAT, and we expect it to have a neutral to positive impact to our GAAP net income including allocated interest expense. This would exclude any future payments subject to arrangements that we consider to be purchase price. Note that we recently amended the WIRmachenDRUCK contingent consideration arrangement in a way that will cause us to accelerate a portion of the expense related to this earn-out (the sliding-scale earn-out of up to €40 million is contingent upon the achievement of a cumulative gross margin target for calendar years 2016 and 2017). This acceleration will be recorded in Q1 FY17 based upon the applicable accounting rules, and then it will be subject to changes in fair value as we have seen with other earn-outs in the past.

•
In FY 2017 we hope to improve the comparability of adjusted NOP by segment by allocating certain technology expenses from the corporate/MCP spend category to the Vistaprint business unit. During the year, we will recast prior year results for comparability. We expect to move an annualized amount of roughly $9 million of expense from MCP to the Vistaprint business unit.

•
The year over year profit decline from FY 2016 to FY 2017 of the conclusion of two partner relationships within the "All Other Business Units" reportable segment is expected to be roughly $17 million. This will impact operating income, adjusted NOP and free cash flow.

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We have rolled out a new long-term incentive program that is aligned to our goal to maximize intrinsic value per share. As we described in our recent proxy statement and supporting materials regarding our PSU program, the share-based compensation cost will increase relative to our past program due to the accounting impact of the design (even if we do not eventually achieve the performance conditions required to issue shares). The accounting cost of the shares will be taken over the vesting period, which is at least two years prior to the first measurement period. Based on the accounting treatment for these awards, the expense profile will be accelerated, meaning that we will incur more expense in the first two years after a particular grant than in the next two years and over 50% of the expense in year 1. We won't have an accurate view of the FY17 non-cash SBC expense until the grant date because one of the inputs is the current share price. However, assuming the share price is similar to the share price in mid-July 2016, and based on the weighted average PSU election percentage of 70%, we believe the SBC expense in FY 2017 will be roughly $15 million higher than in FY16 (this also includes an increase in expense due to headcount growth). Over time we expect if share-based compensation remains elevated due to higher PSU election percentages, our cash costs will also be lower although to a lesser extent. We do not expect this to be the case in FY 2017 based on the timing of payments. The PSU impact on free cash flow in future years should be positive due to the mix shift in our LTI program from cash to equity. We will discuss this in more detail at our investor day on August 10, 2016.

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Our GAAP effective tax rate is estimated to be roughly 20% - 25% in FY 2017, in line with our 23.7% effective rate in FY 2016. However, if you exclude the non-deductible goodwill impairment from our FY 2016 results, our effective tax rate would have been 16.2%. Therefore, we expect the underlying tax rate to increase year over year, primarily due to our expectation of increased profits in some of our businesses in higher-rate jurisdictions, including having a full year of WIRmachenDRUCK results for FY 2017. We continue to expect our cash taxes to be higher than our GAAP tax provision for the next couple years as we continue to benefit on a GAAP basis from NOLs that we don't expect to benefit from on a cash basis until 2019. Year over year, we expect a significant increase in cash taxes as we expect profits to grow in higher-tax jurisdictions and in FY16 we benefited from an $8.5 million tax refund related to prior periods.

Slide 25
In summary, we maintain our clear priorities strategically and financially.

We believe the capital we are allocating across our business, as a weighted average portfolio, is solidifying our leadership in mass customization and continuing to drive our intrinsic value per share.

At our investor day on August 10, 2016, we plan to share more details about the progress we've made in fiscal 2016, as well as our plans for fiscal 2017.